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                                                                  EXHIBIT (g)(5)


                                                                  ORIGINAL FILED

                                                                   SEP 16 1999

                                                                   LOS ANGELES
                                                                  SUPERIOR COURT

KEVIN M. PRONGAY (087010)
JON W. BORDERUD (134355)
PRONGAY & BORDERUD
12121 Wilshire Boulevard, Suite 400
Los Angeles, CA 90025
Telephone: (310) 207-2848

James V. Bashian
Oren Giskan
LAW OFFICES OF JAMES V. BASHIAN, P.C.
500 Fifth Avenue, Suite 2700
New York, NY 10110
Telephone: (212) 921-4110

Attorneys for Plaintiff


                  CASE ASSIGNED TO CLASS ACTION DEPARTMENT 59
                 FOR ALL PRETRIAL PROCEEDINGS. CASE IS ASSIGNED
                             FOR TRIAL AS FOLLOWS.


                   SUPERIOR COURT OF THE STATE OF CALIFORNIA
                    COUNTY OF LOS ANGELES, CENTRAL DISTRICT


RAE ELLEN PLATTUS, on behalf of     )     Case No: BC216904
herself and all others similarly    )
situated,                           )     Class Action
                                    )
                  Plaintiff,        )     CLASS ACTION COMPLAINT FOR
                                    )     BREACH OF FIDUCIARY DUTY AND
      vs.                           )     JURY DEMAND
                                    )
CHRISTOPHER PAIR, HERBALIFE         )
INTERNATIONAL INC., MARK            )
HUGHES, MICHAEL E. ROSEN,           )
EDWARD J. HALL, ALAN LIKER, and     )
CHRISTOPHER M. MINER                )
                                    )
                  Defendants.       )


                             CLASS ACTION COMPLAINT

      Plaintiff, by her undersigned attorneys, for her class action complaint against defendants, alleges upon knowledge as to her own acts and upon information and belief as to all other matters, as follows:


                              NATURE OF THE ACTION

      1.    Plaintiff brings this action individually and as a class action on

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behalf of all persons, other than defendants, who own the securities of
Herbalife International, Inc. ("Herbalife" or the "Company") and who are similarly situated, for compensatory damages and injunctive relief arising from the offer to acquire the remaining shares of Herbalife that its controlling shareholder, Mark Hughes ("Hughes"), does not already own (the "Offer" or the "Transaction"). Alternatively, in the event that the Offer for Herbalife is consummated, plaintiff seeks to recover damages caused by the breach of fiduciary duties owed by the individual defendants (as defined below). The proposed Transaction and the acts of the individual defendants, as more particularly alleged herein, constitute a breach of defendants' fiduciary duties to plaintiff and the class and a violation of applicable legal standards governing the defendants herein.

     2. The individual defendants' decision to consider and pursue the proposed transaction with Hughes was given in breach of their fiduciary duties owed to Herbalife's stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any transaction effecting the change of corporate control. In the context of this action, the Board, having expressed a willingness to consider the terms of the Offer, must take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives that will return greater or equivalent short-term value to the plaintiff and the class.

                                    PARTIES

     3. Plaintiff is a resident of Los Angeles County and has been a continuous owner of shares of Herbalife common stock at all relevant times described herein.

     4.   Defendant Herbalife is a marketer and distributor of health and



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personal care products, duly organized and existing under the laws of the State of Nevada, with its principal offices located at 1800 Century Park East, Los Angeles, California 90067.

     5. Defendant Hughes, at all time material hereto, has been Herbalife's Chairman of the Board of Directors, President and CEO. Hughes currently owns 54% of Herbalife's Class A shares of common stock and 58% of Herbalife's Class B Shares.

     6. Defendant Christopher Pair ("Pair"), at all times material hereto, has been the Executive Vice President, Secretary, Chief Operating Officer, and a Director of Herbalife.

     7. Defendant Michael E. Rosen ("Rosen"), at all times material hereto, has been Executive Vice President and a Director of the Company.

     8. Defendant Edward J. Hall, Alan Liker, and Christopher M. Miner, at all times material hereto, have been Directors of the Company.

     9. The defendants named in paragraphs 5 through 8 above are hereinafter referred to as the "Individual Defendants."

     10. The Individual Defendants, by reason of their corporate directorship and/or executive positions, are fiduciaries to and for the Company's stockholders, which fiduciary relationship requires them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company's stockholders.

     11. Each defendant herein is sued individually as a conspirator and aider and abettor, as well as in his capacity as an officer and/or director of the Company, and the liability of each arises from the fact he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                            CLASS ACTION ALLEGATIONS

     12.  Plaintiff brings this actions pursuant to ss 382 of the California
Code.


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of Civil Procedure individually on her own behalf and as a class action, on behalf of all stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

     13. This action is properly maintainable as a class action for the following reasons.

          a. The Class is so numerous that joinder of all members is impracticable. There are hundreds, if not thousands, of stockholders who hold the approximately twenty million shares of Herbalife common stock outstanding and traded on the NASDAQ Exchange. The disposition of their claims in a class action will be of benefit to the parties and the Court. The record holders of the Company's securities can be easily determined from the stock transfer journals maintained by Herbalife or its agents.

          b. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted, and no unusual difficulties are likely to be encountered in the management of this action as a class action. The likelihood of individual class members prosecuting separate claims is remote.

          c. There is a well-defined community of interest in the questions of law and fact involved affecting the members of the Class. Among the questions of law and fact common to the Class, which predominate over questions affecting any individual class member are, inter alia, whether:

     i. the proposed Transaction is grossly unfair to Herbalife's public stockholders;

     ii.  defendants willfully and wrongfully failed to maximize stockholder




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          value through an adequate auction or market check process;

     iii. defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owned by them to plaintiff and the members of the Class; and

     iv. plaintiff and the other members of the Class would be irreparably damaged were the proposed Transaction complained of herein consummated.

          d. Plaintiff is a member of the Class and is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of other members of the Class, and plaintiff has the same interests as the other members of the Class. Plaintiff does not have interests antagonistic to or in conflict with those he seeks to represent. Plaintiff is an adequate representative of the Class.

          e. The likelihood of individual class members prosecuting separate individual actions is remote due to the relatively small loss suffered by each Class member as compared to the burden and expense of prosecuting litigation of this nature and magnitude. Absent a class action, defendants are likely to avoid liability for their wrongdoing, and Class members are unlikely to obtain redress for their wrongs alleged herein. There are no difficulties likely to be encountered in the management of the Class claims. Plaintiff's claims are typical of the claims of other members of the Class and plaintiff has no interest adverse to the Class. Further, plaintiff has retained counsel experienced in class action litigation and will fairly and adequately protect the interests of the Class. This Court is an appropriate forum for this dispute.

                            SUBSTANTIVE ALLEGATIONS

     14.  By the acts, transactions, and courses of conduct alleged herein,


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defendants, individually and as part of a common plan and scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deprive plaintiff and the Class of the true value of their investment in the Company.

     15. On September 13, 1999, the financial news media reported that defendant Hughes offered to purchase the shares of Herbalife that he did not already own for $486 million in cash.

     16. Hughes owns approximately 54% of Herbalife's Class A shares of common stock and 58% of Herbalife's Class B shares.

     17. The consideration to be paid to Herbalife's public stockholders is grossly unfair, inadequate, and substantially below the fair or inherent value of the Company.

     18. Hughes timed the transaction to take advantage of Herbalife's depressed stock price, which Hughes has publicly stated is undervalued. In light of the foregoing, defendants have breached their fiduciary obligations to maximize stockholder value and have not fully informed themselves about whether greater value can be achieved through the sale of the Company to a third party in a manner designed to obtain the highest possible price for Herbalife's public stockholders.

     19. The proposed Offer is wrongful, unfair, and harmful to Herbalife stockholders, and represents an attempt by the Individual Defendants to aggrandize or, at a minimum, maintain their personal and financial positions and interests through continued management positions and to enrich themselves, as well as Hughes, at the expense of and to the detriment of the public stockholders of the Company. The proposed Offer will deny class members their right to share proportionately in the true value of Herbalife's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of the defendants at an unfair and




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inadequate price.

     20. By reason of the foregoing, defendants herein have willfully participated in unfair dealing toward plaintiff and the other members of the Class and have engaged in and substantially assisted and aided and abetted each other in breach of the fiduciary duties owed by them to the Class.

     21. Defendants have violated fiduciary and other common law duties owed to plaintiff and the other members of the Class in that they have not, and are not, exercising independent business judgment, have acted and are acting to the detriment of the Class in order to benefit themselves and/or their colleagues.

     22. As a result of defendants' actions, plaintiff and the Class have been and will be damaged, in that they are the victims of unfair dealing, and are not receiving the fair value of Herbalife's assets and businesses.

     23. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will succeed in their plan to enrich themselves by excluding the Class from its fair proportionate share of Herbalife's valuable assets and businesses, all to the irreparable harm of the Class.

     24.  Plaintiff and the Class have no adequate remedy of law.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

          a. declaring that this lawsuit is properly maintainable as a class action and certifying the plaintiff as proper representative of the Class;

          b. declaring that defendants and each of them have committed or aided and abetted a gross abuse of trust and have breached their fiduciary duties to plaintiff and the other members of the Class;

          c. preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them,



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      CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY AND JURY DEMAND


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from proceeding with, consummating the Transaction with Hughes;

          d. immunizing the vote of all defendants who have any connection with Hughes, in any vote by the Herbalife Board of Directors pertaining to any change of control transaction with Hughes;

          e. in the event the Transaction with Hughes is consummated, rescinding it and setting it aside;

          f. ordering defendants to permit a stockholders' committee, comprised of class members and the representative, to ensure a fair procedure, adequate procedural safe-guards, and independent input by plaintiff and the Class in connection with any transaction for Herbalife's shares;

          g. awarding compensatory damages against defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

          h. awarding plaintiff and the Class their costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

          i.  granting such other and further relief as may be just and proper.

Dated: September 16, 1999

                                        PRONGAY & BORDERUD
                                        Kevin M. Prongay
                                        Jon W. Borderud

                                        /s/ KEVIN M. PRONGAY
                                        -------------------------
                                        Kevin M. Prongay

                                        12121 Wilshire Boulevard, Suite 400
                                        Los Angeles, CA 90025
                                        Telephone: (310) 207-2848


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      CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY AND JURY DEMAND
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                                        LAW OFFICES OF JAMES V. BASHIAN,
                                        P.C.
                                        James V. Bashian
                                        Oren Giskan
                                        500 Fifth Avenue, Suite 2700
                                        New York, NY 10110
                                        Telephone: (212) 921-4110

                                        Attorneys for Plaintiff



                                  JURY DEMAND

     Plaintiff demands trial by jury on all issues of fact.

                                        PRONGAY & BORDERUD
                                        Kevin M. Prongay
                                        Jon W. Borderud

                                        /s/  KEVIN M. PRONGAY
                                        --------------------------
                                        Kevin M. Prongay

                                        12121 Wilshire Boulevard, Suite 400
                                        Los Angeles, CA 90025
                                        Telephone: (310) 207-2848

                                        LAW OFFICES OF JAMES V. BASHIAN,
                                        P.C.
                                        James V. Bashian
                                        Oren Giskan
                                        500 Fifth Avenue, Suite 2700
                                        New York, NY 10110
                                        Telephone: (212) 921-4110

                                        Attorneys for Plaintiff



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CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY AND JURY DEMAND